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                          INDEPENDENT AUDITORS' CONSENT




We consent to the use in the Registration Statement of Norvano Inc. (a development stage company) on Form SB-2 of our Auditors' Report, dated January 17th, 2003, on the balance sheet of Norvanco Inc. (a development stage company) as December 31, 2002 and 2001, and the related statements of operations, changes in shareholders' equity (deficit), and cash flows for the year ended December 31, 2002, from December 11, 2001 (inception) through December 31, 2001, and from December 11, 2001 (inception) through December 31, 2002.

In addition, we consent to the reference to us under the heading "Interests Of Named Experts And Counsel" in the Registration Statement.



/s/ Cordovano  and  Harvey,  P.C.

Cordovano  and  Harvey,  P.C.

Denver,  Colorado

April 4,  2003